Exhibit 99.1

AMAN BHUTANI JOINS THE NEW YORK TIMES COMPANY

BOARD OF DIRECTORS

NEW YORK, September 21, 2018 – The New York Times Company announced today that Aman Bhutani, President of the Brand Expedia Group at Expedia Group, Inc., has been appointed to its Board of Directors.

In his present role at Expedia, which he has held since 2015, Mr. Bhutani, 42, runs all global business operations of the Brand Expedia Group including the Expedia brand globally and a set of regional brands including Travelocity, Orbitz, Cheaptickets, eBookers and Wotif. Prior to this role, he was Brand Expedia Group’s chief technology officer and senior vice president of worldwide engineering, where he was well-known for having established a data-driven culture, based in the scientific method, among the group’s global technology team. He’s an eight year veteran of Expedia Group, Inc. Previously, he served in senior technology and eCommerce roles at J.P. Morgan Chase and Washington Mutual; as the founder and technical lead at a startup, Critical Sense, Inc.; and as a senior engineer at a consultancy, Connexions Technologies. Mr. Bhutani grew up in New Delhi, India and holds a B.A. in economics from Delhi University and an M.B.A. from Lancaster University.

“Aman has extensive technological and international business experience and we’re delighted to welcome him to our Board. The expertise he has gained from holding senior leadership roles at a range of digital, consumer-facing companies will be highly relevant to us as we continue to expand our international reach and continue our digital growth and innovation,” said Arthur Sulzberger, Jr., chairman of the Company’s Board of Directors.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesPR.

Contacts

Investors:	Harlan Toplitzky, 212-556-7775, harlan.toplitzky@nytimes.com

Media:	Danielle Rhoades Ha, 212-556-8719, danielle.rhoades-ha@nytimes.com

This press release can be downloaded from www.nytco.com